Exhibit 10.27

VMware, Inc.

3401 Hillview Avenue	(877) 486-9273 main	www.vmware.com

July 19, 2011

Richard McAniff

Dear Richard,

We wish to offer you this amendment (the “Amendment”) to the letter agreement between VMware, Inc. (“VMware” or “the Company”) and you dated March 19, 2009 (the “Employment Offer Letter”) and the applicable equity awards discussed herein. Terms that are not defined herein, shall have the meanings assigned to them in the Employment Offer Letter.

Effective as of July 18, 2011, your position with the Company will be to serve as Strategic Advisor to the CEO. You will continue to report directly to Paul Maritz, VMware’s Chief Executive Officer, and will have such duties commensurate with such position as shall be assigned to you by Mr. Maritz.

We acknowledge that this change in your job title and duties constitutes “Good Reason” as defined in the Employment Offer Letter and, as set forth in the paragraph entitled “Certain Terminations”, entitles you to accelerated vesting, upon termination of employment, of 50% of the unvested RSUs granted to you by VMware on April 14, 2009 (the “New Hire RSUs”) and 50% of the unvested stock options granted to you by VMware on April 14, 2009 (the “New Hire Options”).

Pursuant to this Amendment, VMware and you agree that such acceleration of 50% of the currently unvested New Hire Options shall, instead, become effective as of July 18, 2011. The remaining unvested New Hire Options shall continue to vest in accordance with the terms of the stock option agreement at a reduced rate such that only 50% of the shares that are scheduled to vest on each vesting date under the original agreement shall vest.

Pursuant to this Amendment, VMware and you further agree that the currently unvested New Hire RSUs will continue to vest in accordance with the restricted stock unit agreement, provided, that upon any termination of employment for any reason by either party that is also a “separation from service” under Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Code Section 409A”), 50% of the then unvested New Hire RSUs at the time of such “separation from service” shall vest. VMware and you agree that if you are deemed a “specified employee” under Code Section 409A at the time of your separation from service, then the settlement of such accelerated RSUs shall become effective on the earlier of six months after your separation from service with VMware and death.

VMware and you agree and acknowledge that you will not be entitled to any further acceleration of vesting under the sections of the Employment Offer Letter entitled “Change of Control” or “Certain Terminations” and that such sections are is of no further force or effect. All other equity awards shall continue to vest in accordance with their terms. In addition, the provisions in the New Hire Option and New Hire RSU agreements and other equity awards with respect to acceleration upon termination due to death or disability shall continue to be applicable.

You agree and acknowledge that you are ultimately liable and responsible for all taxes owed in connection with your RSU and stock option grants and the vesting, the acceleration of vesting and the settlement thereof. VMware makes no representation or undertaking regarding the tax treatment or tax withholding obligations in connection with the acceleration or vesting of the stock options and restricted stock units or the effect of this Amendment, including, without limitation, any obligations you may have under Section 409A of the Code.

Except as expressly set forth herein, none of the other terms of your agreements with the Company, including, without limitation, the stock option agreement, the restricted stock unit agreement, the Employment Offer Letter and your Key Employee Agreement, shall be modified by this Amendment. The section of the Employment Offer Letter entitled “Section 409A” shall be deemed to apply to this Amendment, and this Amendment, the stock option agreement and restricted stock unit agreement referenced herein shall be interpreted in accordance therewith and so limited. This Amendment may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to continuing our working relationship with you.

Sincerely, VMWARE, INC.

/s/ Mark S. Peek

Mark S. Peek
Chief Financial Officer and Co-President, Business Operations

AGREED

/s/ Richard McAniff	July 19, 2011

Richard McAniff